UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 10, 2015
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.	Entry into a Definitive Material Agreement

 Inotera Supply Agreement

On February 10, 2015, Micron Technology, Inc. (“Micron”), Micron Semiconductor Asia Pte. Ltd. (“MSA”), a wholly owned subsidiary of Micron, and Inotera Memories, Inc. (“Inotera”) entered into (1) a supply agreement (the “2015 Supply Agreement”) that amends and restates the existing supply agreement, dated as of January 17, 2013 (the “Existing Supply Agreement”), among Micron, MSA and Inotera and (2) a new supply agreement, to take effect as of January 1, 2016 (the “2016 Supply Agreement” and, together with the 2015 Supply Agreement, the “Supply Agreements”).  The Supply Agreements provide that, during their respective terms, Inotera will sell to Micron all of the DRAM products manufactured by Inotera.

Under the 2015 Supply Agreement, the price for DRAM products sold to Micron is based on a discount from market prices and is determined in a manner generally consistent with the Existing Supply Agreement. The 2015 Supply Agreement will expire on December 31, 2015.

Under the 2016 Supply Agreement, the price for DRAM products sold to Micron is based on a formula that equally shares margin between Inotera and Micron. The formula takes into account each party’s costs of manufacture as well as Micron’s consolidated operating expense ratio and Micron’s worldwide revenue per wafer on a per-node basis. The 2016 Supply Agreement has an initial two-year term, and contemplates negotiations in late 2016 with respect to a two-year extension, and annual negotiations thereafter with respect to successive one-year extensions.  If the parties do not agree to any given extension, the 2016 Supply Agreement provides that it would terminate following the end of the then-existing term and a subsequent three-year wind-down period.

Each party has the right to terminate the Supply Agreements upon certain material breaches by the other party, and Micron has the right to terminate the Supply Agreements if certain events occur, including, among others, Inotera’s bankruptcy, reorganization or similar events relating to Inotera.  In the event the 2015 Supply Agreement is terminated prior to the end of its term, the 2016 Supply Agreement will terminate and will not become effective.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	February 10, 2015	By:	/s/ D. Mark Durcan
		Name:	D. Mark Durcan
		Title:	Chief Executive Officer